Exhibit 99.1

Investor Relations:

Christopher Taylor

781-398-2466

Media Relations:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Achieves Primary Endpoint in Phase III Trial of FACTIVE Tablets for Potential Five-Day Treatment of Community-Acquired Pneumonia

Waltham, Mass., June 6, 2005 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) has completed preliminary data analysis of its pivotal Phase III trial examining the potential use of FACTIVE® (gemifloxacin mesylate) tablets for the five-day treatment of mild to moderate community-acquired pneumonia (CAP). The study, which compared the five-day dosing (320 mg once-daily) to the FDA-approved seven-day dosing (320 mg once-daily), achieved its primary endpoint (non-inferior clinical response rate at the follow-up visit), illustrating the potential to utilize a short-course of FACTIVE to treat CAP.

“By demonstrating equivalent clinical response rates in this study for a five-day and a seven-day course of treatment with FACTIVE, we have taken an important step toward bringing physicians and patients an effective and even more convenient option for treating community-acquired pneumonia,” stated Steven M. Rauscher, President and CEO of Oscient Pharmaceuticals. “FACTIVE was sufficiently potent to allow treatment of patients for only five days with a high success rate. We plan to submit these data to the FDA by the end of 2005 and seek a label expansion for FACTIVE. This would provide physicians with approved indications for treating both CAP and acute bacterial exacerbations of chronic bronchitis (AECB) with the same, convenient five-day course of therapy.”

The double-blind study enrolled over 460 patients at approximately 100 sites in the United States and Europe. Clinical response at follow-up in the per protocol population was 95.0% for the five-day treatment arm compared to 92.0% for the seven-day treatment arm [95% CI: -1.46, 7.47], meeting the predefined statistical criterion for non-inferiority. No dose increase was needed in order to achieve non-inferiority with five days of therapy versus seven days. Additional endpoints included clinical response at end of therapy, radiological response at follow-up and bacteriological response at end of therapy and at follow-up. The discontinuation rate due to adverse events in this trial was consistent with that seen in the pre-approval clinical trial program for the drug. The Company plans to submit these data for presentation at a major scientific conference in the fall and subsequently for publication in a medical journal. The Company expects to file a supplemental New Drug Application with the FDA for the five-day treatment of CAP by the end of 2005.

“We believe that a five-day course of therapy with FACTIVE has the potential to improve patient compliance, decrease the risk of adverse events, reduce a patient’s overall antibiotic exposure and possibly delay the development of resistance,” added Mr. Rauscher.

There are an estimated three million cases of CAP each year resulting in approximately one million hospitalizations at a total cost of over $12 billion. FACTIVE was approved by the FDA for the treatment of mild to moderate CAP (caused by Streptococcus pneumoniae, Haemophilus influenzae, Moraxella catarrhalis, Mycoplasma pneumoniae, Chlamydia pneumoniae or Klebsiella pneumoniae) in seven days based on an extensive clinical trial program involving over 1,300 patients. In five clinical studies, including a pivotal trial versus amoxicillin/clavulanate, FACTIVE demonstrated statistical non-inferiority to studied comparators. FACTIVE is also approved for the treatment of mild to moderate CAP caused by multi-drug resistant Streptococcus pneumoniae.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a biopharmaceutical company committed to the clinical development and commercialization of novel therapeutics to address unmet medical needs. The Company is marketing FACTIVE® (gemifloxacin mesylate) tablets, approved by the FDA for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. In addition to the oral tablet form, Oscient is developing an investigational FACTIVE intravenous formulation for use in hospitalized patients. The Company is also promoting

Auxilium Pharmaceuticals’ TESTIM® 1% testosterone gel to primary care physicians in the U.S. Oscient has a novel antibiotic candidate, Ramoplanin, in advanced clinical development for the treatment of Clostridium difficile-associated diarrhea (CDAD).

Important Safety Information about FACTIVE Tablets

The most common (more than 2% incidence) drug-related side effects reported in FACTIVE clinical trials were diarrhea (3.6%), rash (2.8%) and nausea (2.7%). In clinical trials, drug-related rash was reported in 2.8% of patients receiving gemifloxacin and was more commonly observed in patients less than 40 years of age, especially females. The incidence of rash increases with treatment longer than the maximum-labeled duration of 7 days. In clinical trials, the discontinuation rate due to drug-related adverse events was similar for FACTIVE tablets and comparators (2.2% versus 2.1%, respectively).

Gemifloxacin is contraindicated in patients with a history of hypersensitivity to gemifloxacin, fluoroquinolone antibiotic agents, or any of the product components. Patients receiving marketed fluoroquinolones have reported serious and occasionally fatal hypersensitivity and/or anaphylactic reactions, peripheral neuropathy, antibiotic-associated colitis and tendon ruptures. Gemifloxacin should be discontinued immediately at the first sign of any of these events.

Fluoroquinolones may prolong the QT interval in some patients. Gemifloxacin should be avoided in patients with a history of prolongation of the QTc interval, patients with uncorrected electrolyte disorders (hypokalemia or hypomagnesemia), and patients receiving Class IA or Class III antiarrhythmic agents. In clinical studies with gemifloxacin, CNS effects have been reported infrequently. As with other fluoroquinolones, gemifloxacin should be used with caution in patients with known or suspected CNS diseases. If CNS reactions occur, gemifloxacin should be discontinued and appropriate measures instituted.

No significant drug-drug interactions were seen with theophylline, digoxin, oral contraceptives, cimetidine, omeprazole, and warfarin, although patients receiving a fluoroquinolone concomitantly with warfarin should be monitored closely. Drug-drug interactions include probenicid, sucralfate, antacids containing aluminum or magnesium, iron, multivitamins containing metal cations, and didanosine. The safety and effectiveness of gemifloxacin in children, adolescents (less than 18 years of age), pregnant women, and lactating women have not been established. For complete safety and efficacy information, please see the full prescribing information available at www.factive.com.

Forward-Looking Statement

This press release may contain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including that (i) FACTIVE is sufficiently potent to allow treatment of patients for only five days with high success rates, (ii) a short, five-day course of therapy with FACTIVE has the potential to improve patient compliance, decrease the risk of adverse events reduce a patient’s overall antibiotic exposure and possibly delay the development of resistance, and (iii) Oscient Pharmaceuticals expects to file a supplemental New Drug Application with the FDA for the five-day treatment of CAP by the end of 2005, as well as other statements related to the progress and timing of product development, present or future licensing, collaborative or financing arrangements or that otherwise relate to future periods. These statements represent, among other things, the expectations, beliefs, plans and objectives of management and/or assumptions underlying or judgments concerning matters discussed in this document. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to, (i) whether we will be able to successfully expand the indications for which FACTIVE is approved and obtain a label expansion for FACTIVE, (ii) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidates, (iii) the risk that the final analysis of the data from this trial differs from our preliminary analysis, and (iv) our inability to commercialize FACTIVE or promote TESTIM due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; problems relating to manufacturing or supply; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers, and; competition from other products. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement are described under the heading “Factors Affecting Future Operating Results” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2005 and in other filings that we may make with the Securities and Exchange Commission from time to time.